Exhibit 10.1

Execution Copy

ASSET PURCHASE AGREEMENT,

dated as of December 22, 2005,

between

MOTT’S LLP

and

BLOCH & GUGGENHEIMER, INC.

relating to the

purchase and sale of certain assets

of the

GRANDMA’S MOLASSES BUSINESS

i

		Page

9.8	No Third Party Beneficiaries	41
9.9	Entire Agreement	41
9.10	Captions	42
9.11	Severability	42
9.12	Interpretation	42

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of December 22, 2005 (the “Agreement”), between Mott’s LLP, a Delaware limited liability partnership (the “Seller”), and Bloch & Guggenheimer, Inc., a Delaware corporation (the “Buyer”).

WHEREAS, the Seller is engaged, in part, in the business (the “Business”) of developing, manufacturing, marketing, distributing and selling molasses products, including molasses products under the “GRANDMA’S” brand name (the “Brand”); and

WHEREAS, the parties desire that the Seller sell, assign, transfer, convey and deliver to the Buyer, and that the Buyer purchase, acquire and accept from the Seller, all of the right, title and interest of the Seller in and to the Purchased Assets (as hereinafter defined), and that the Buyer assume the Assumed Liabilities (as hereinafter defined), in each case upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1           Definitions.  When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.

“Action” shall mean any civil, criminal, judicial or other action, claim, suit, citation, subpoena, litigation, proceeding, arbitral action, governmental audit, criminal prosecution, inquiry, investigation, charge or complaint.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Ancillary Agreements” means the Bill of Sale, the Assumption Agreement, the Intellectual Property Assignments, the Transition Services Agreement, the Manufacturing Agreement and the other agreements, instruments and documents delivered at the Closing.

“Business Customer Information” means any Customer Information that relates to the Business.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City, New York are authorized or required by Law to close.

“Business Information” means all business information, books, files and records (or portions thereof) which are currently used principally in connection with the Business or are necessary to conduct the Business as presently conducted, including any advertising, marketing and sales plans and programs, financial data, customer lists and supplier lists.

“Business Intellectual Property” means all of the Seller’s rights, title and interest in, to and under Intellectual Property that is used principally in connection with conduct of the Business as currently conducted, including the Intellectual Property set forth on Section 3.8(a) of the Seller Disclosure Schedule.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder.

“Confidentiality Agreement” means the Confidentiality Agreement executed by Buyer on September 29, 2005.

“Contract” means any agreement, contract, commitment or arrangement, whether oral or written, to which the Seller or an Affiliate of the Seller is a party or is bound and which relates principally to the Business.

“Copyrights” means copyrights (whether registered or unregistered) and any registrations and applications therefor.

“Credit Agreement Amendment” means that certain Third Amendment, dated as of the date hereof, to Revolving Credit Agreement, among B&G Foods, Inc., as Borrower, Lehman Commercial Paper, Inc., as Administrative Agent, and the Lenders parties thereto.

“Customer Information” means all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories, customer preferences and all other confidential or proprietary information or data relating to current and former customers.

“Domain Name” means an alphanumeric string, such as www.ABC.com, that is an address of a computer network connection and any registrations therefor.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.

“Indemnitor” means any party to this Agreement from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“Intellectual Property” means (a) (i) Technology, (ii) Patents, (iii) Trademarks, (iv) Copyrights, (v) Domain Names; and (vi) licenses for the Intellectual Property listed in items (i) — (v) above, if any, (b) pending applications to register or otherwise obtain legal protection for any of the foregoing, (c) rights to make application in the future to register or otherwise obtain legal protection for any of the foregoing, (d) rights of priority under national laws and international conventions with respect to any of the foregoing and (e) rights to sue with respect to past and future infringements of any of the foregoing.

“Inventory” means all of the Business’ raw materials, finished goods, packaging materials, supplies and other inventories.

“Knowledge of the Seller” or any similar phrase means the current actual knowledge of the persons identified by name, title and functional responsibility on Section 1.1(a) of the Seller Disclosure Schedule.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Entity.

“Liabilities” means liabilities, obligations, indebtedness, claims, deficiencies, guarantees, endorsements or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, claim, option, security interest, hypothecation or any other encumbrance or right of third parties in respect of such property or asset, whether voluntarily incurred or arising by operation of Law, including any agreement to give any of the foregoing in the future.

“Material Adverse Effect” means any adverse change or effect that, individually or when taken together with all other such adverse changes or effects that have occurred during the period in question, is materially adverse to (i) the Business, the Purchased Assets or the results, operation or condition of the Business (financial or otherwise), taken as a whole or (ii) the ability of the Seller to consummate the transactions contemplated hereby, other than, in the case of clause (i) any such change or effect relating to (a) the United States economy in general, (b) the molasses industry in general  (provided that such change or effect does not affect the Business or the Brand disproportionately relative to other businesses or brands in the molasses industry), (c) any new outbreak of hostilities involving the United States, any declaration of war by the United States Congress or any acts of terrorism involving the United States or (d) the announcement of the transactions contemplated by this Agreement, including with respect to the identity of the Buyer.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended through the date of this Agreement).

“Patents” means patents (including all provisionals, reissues, divisions, continuations, continuations-in-part and extensions thereof) and patent applications.

“Permit” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.

“Permitted Liens” means (a) statutory Liens for current Taxes that are not yet due and payable or that the validity of which are being contested in good faith by appropriate proceedings, (b) statutory Liens of workers’, carriers’, materialmens’, suppliers’ and mechanics’ or other like Liens incurred in the ordinary course of business and not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings, (c) other Liens which in the aggregate do not materially interfere with the present use, or affect the value, of the properties they affect, (d) Liens that will be released prior to or as of the Closing as set forth on Section 1.1(b) of the Disclosure Schedule, (e) Liens that will not be released prior to or as of the Closing as set forth on Section 1.1(c) of the Disclosure Schedule, (f) Liens arising under this Agreement or the Ancillary Agreements and (g) Liens created by or through the Buyer.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Tax” or “Taxes” means all federal, state, provincial, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, personal and real property, withholding, excise, production, transfer, alternative minimum, value added, occupancy and other taxes (including any interest, penalty or addition thereto).

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means trade secrets, inventions, confidential and proprietary information, know-how, formulae and processes.

“Trademarks” means trademarks, service marks, trade names, trade dress, brand names, logos (whether registered, unregistered or existing at common law, including all goodwill attaching thereto) and any registrations and applications therefor.

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer Taxes and any similar Taxes.

“U.S. Business Intellectual Property” means all of Business Intellectual Property that is used in connection with conduct of the Business in the United States as currently conducted.

“$” means United States dollars.

1.2           Other Defined Terms.  The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

Accounting Principles	3.4(a)
Agreement	Preamble
Allocation Statement	2.8
Applicable Survival Period	8.1(c)
Assigned Contracts	2.1(a)
Assigned Equipment	2.1(d)
Assumed Liabilities	2.3
Assumption Agreement	2.7(a)(ii)
Bill of Sale	2.7(a)(i)
Brand	Preamble
Business	Preamble
Buyer	Preamble
Buyer Closing Certificate	6.3(c)
Buyer Covered Losses	8.3(b)
Buyer Deductible	8.3(b)
Buyer Indemnitees	8.2(a)
Buyer’s Deductions	5.14(b)
Cash Consideration	2.5
Closing	2.6
Closing Date	2.6
Covered Losses	8.2(b)

Deductible	8.2(b)
Equipment	2.2(d)
Excluded Assets	2.2
Excluded Liabilities	2.4
Financial Data	3.4(a)
Financing	4.5
GAAP	3.4(a)
Intellectual Property Assignments	2.7(a)(iii)
Losses	8.2(a)
Manufacturing Agreement	2.7(a)(v)
Notice of Claim	8.4(a)
Purchase Price	2.5
Purchased Assets	2.1
Registered Business Intellectual Property	3.8(a)
Returned Products	2.3(e)
Section 1060 Forms	2.8
Seller	Preamble
Seller Closing Certificate	6.2(c)
Seller Disclosure Schedule	Preamble to Article III
Seller Disclosure Schedule Supplement	5.2(b)
Seller Indemnitees	8.3(a)
Seller’s Deductions	5.14(a)
Third Party Claim	8.4(a)
Third Party Defenses	8.4(b)
Transition Services Agreement	2.7(a)(iv)
U.S. Registered Business Intellectual Property	3.8(b)

1.3           Construction.  For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:  (a) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (c) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified; (e) the word “include”, “includes”, and “including” when used in this Agreement shall be deemed to incorporate the words “without limitation”, unless otherwise specified; (f) a reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns; and (g) all accounting terms used and not defined herein have the respective meanings given to them under GAAP.

ARTICLE II

PURCHASE AND SALE

2.1           Purchase and Sale of the Purchased Assets.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver, to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, all of the Seller’s right, title and interest in, to and under the Purchased Assets, free and clean of all Liens, other than Permitted Liens.  For purposes of this Agreement, the “Purchased Assets” shall mean all of the Seller’s right, title and interest in, to and under the following:

(a)           all Business Intellectual Property and Business Customer Information;

(b)           the Contracts set forth on Section 2.1(b) of the Seller Disclosure Schedule (the “Assigned Contracts”);

(c)           all Business Information; provided that, subject to Section 5.3, the Seller shall be entitled to retain copies of any Business Information;

(d)           the Equipment set forth on Section 2.1(d) of the Seller Disclosure Schedule (the “Assigned Equipment”);

(e)           all Returned Products;

(f)            all goodwill of the Business as a going concern; and

(g)           any refunds or credits (including interest thereon or claims therefore) with respect to any Taxes to the extent that the Taxes being refunded are an Assumed Liability.

2.2           Excluded Assets.  Notwithstanding anything to the contrary herein, the Seller shall not sell, assign, transfer, convey or deliver to the Buyer, and the Buyer shall not purchase, acquire or accept delivery or have any rights to purchase, acquire or accept, delivery of any assets of the Seller (the “Excluded Assets”) other than those specifically set forth in Section 2.1.  Without limiting the generality of the foregoing sentence the following shall constitute Excluded Assets:

(a)           all of the Business’ cash and cash equivalents, including bank deposits, investments in so-called “money market” funds, commercial paper funds, certificates of deposit, Treasury bills and accrued interest thereon, in each case, to the extent on hand on the Closing Date;

(b)           all accounts receivables and other receivables or rights to payment of the Business arising prior to the Closing Date;

(c)           except as contemplated by the Manufacturing Agreement, all Inventory;

(d)           all real property owned, leased or otherwise used by the Seller;

(e)           except for Assigned Equipment or as otherwise provided in the Manufacturing Agreement, all machinery, vehicles, computers, furniture, fixtures and equipment and related supplies, accessories, materials and parts (collectively, “Equipment”) owned, leased or used by the Seller, including all machinery, vehicles, computers, furniture, fixtures and equipment and related supplies used by the Seller in the operation of the Business or the manufacture of the Business’ products;

(f)            all Contracts to which the Seller is a party other than the Assigned Contracts;

(g)           all Permits owned or used by the Seller;

(h)           except as provided in Section 2.1(g), any refunds or credits (including interest thereon or claims therefore) with respect to any Taxes relating to the Business or the Purchased Assets for any period or portion thereof ending on or before the Closing Date;

(i)            any Contracts of insurance in respect of the Business and all rights thereunder; and

(j)            any Universal Product Code number used by the Seller; provided, however, that the Seller consents to the Buyer (i) manufacturing finished goods inventory containing the Universal Product Code number used by the Seller in connection with the Business’ products until the eighteen (18) month anniversary of the Closing Date, (ii) selling any finished goods inventory existing as of the Closing Date or manufactured prior to the eighteen (18) month anniversary of the Closing Date pursuant to clause (i), (iii) using any packaging existing as of the Closing Date or manufactured prior to the eighteen (18) month anniversary of the Closing Date pursuant to clause (i), and (iv) reselling any inventory that is returned prior to the eighteen (18) month anniversary of the

Closing Date which contains the Universal Product Code number used by the Buyer in connection with the Business’ products.

2.3           Assumed Liabilities.  Upon the terms and subject to the conditions set forth herein, at the Closing the Buyer shall assume from the Seller (and thereafter pay, perform, discharge or otherwise satisfy in accordance with their respective terms, subject to any defenses or claimed offsets asserted by the Buyer in good faith against the Person to whom such Liabilities are owed), and the Seller shall irrevocably transfer and assign to the Buyer, only the following Liabilities of the Seller (collectively, the “Assumed Liabilities”):

(a)           all Liabilities which arise on account of the operation of the Business, the use of the Purchased Assets and/or sale of any products manufactured and/or sold by the Buyer or the Business (including products using the Brand) on or after the Closing Date, except to the extent any Liability relates to or arises out of any fact, event or circumstance that constitutes a breach of Seller’s representations, warranties, covenants or agreements under this Agreement or the Manufacturing Agreement (without regard to any survival limitations hereunder);

(b)           all Taxes related to the Business attributable to taxable periods or portions thereof beginning on or after the Closing Date;

(c)           all Liabilities under the Assigned Contracts to the extent related to performance following the Closing Date, other than any Liability arising as a result of a breach thereof by Seller or its Affiliates prior to the Closing Date;

(d)           all Liabilities (i) for returns in the ordinary course of business consistent with past practice of the Business’ products received after the Closing Date for products sold prior to the Closing Date and (ii) for returns of the Business’ products received after the Closing Date for products sold on or after the Closing Date (all such returned products, the “Returned Products”); and

(e)           the Liabilities set forth in Section 5.16.

2.4           Excluded Liabilities.  Except as expressly provided in Section 2.3 or elsewhere in this Agreement, the Buyer shall not assume any Liabilities relating to the Business, the Purchased Assets or the Seller.  All such Liabilities including the following liabilities are, and shall remain, the Liabilities of the Seller (collectively, the “Excluded Liabilities”):

(a)           all Liabilities arising out of or relating to the Excluded Assets;

(b)           all Liabilities of the Seller that do not arise out of or are not related to the Business;

(c)           all trade payables of the Seller;

(d)           all Liabilities for coupons dropped on or before the Closing Date (regardless of when such coupon is or was redeemed);

(e)           all Liabilities related to (i) Taxes of the Seller and (ii) any other Taxes related to the Business attributable to taxable periods or portions thereof ending on or prior to the Closing Date;

(f)            all Liabilities for commissions and sales incentives payable to brokers or other representatives for periods through (but not including) the Closing Date;

(g)           all Liabilities arising out of or incurred in connection with the negotiation, preparation and execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants and other experts;

(h)           all Liabilities for product liability claims for products sold by the Seller prior to the Closing Date;

(i)            all Liabilities for infringement by the Seller of any Intellectual Property rights of any Person;

(j)            all Liabilities of the Seller for environmental matters; and

(k)           all Liabilities expressly retained or agreed to be discharged by Seller pursuant to this Agreement.

2.5           Purchase Price.  The aggregate consideration to be paid by the Buyer to the Seller for the Purchased Assets (the “Purchase Price”) shall be (i) Thirty Million Dollars ($30,000,000) (the “Cash Consideration”) plus (ii) the assumption of the Assumed Liabilities.

2.6           Closing Date. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York at 10:00 a.m. on January 4, 2006, or on such other date or at such other time and place as may be mutually agreed upon by the parties.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.   For purposes of this Agreement, the Closing will be treated as if it occurred at 12:01 a.m. on the Closing Date.

2.7           Closing Deliveries.

(a)           Deliveries by the Seller at the Closing.  At the Closing, the Seller shall deliver to the Buyer the following:

(i)            a bill of sale, substantially in the form of Exhibit A hereto (the “Bill of Sale”), duly executed the Seller;

(ii)           an assumption agreement, substantially in the form of Exhibit B hereto (the “Assumption Agreement”), duly executed by the Seller;

(iii)          intellectual property assignments in a form to be agreed by the Seller and the Buyer (the “Intellectual Property Assignments”), duly executed by the Seller;

(iv)          a transition services agreement, substantially in the form of Exhibit D hereto (the “Transition Services Agreement”), duly executed by the Seller;

(v)           a contract manufacturing agreement, substantially in the form of Exhibit E hereto (the “Manufacturing Agreement”), duly executed by the Seller;

(vi)          the Seller Closing Certificate; and

(vii)         the consents, certificates and other documents required by Section 6.2, each in a form reasonably satisfactory to the Buyer and such other good and sufficient instruments of transfer as the Buyer reasonably deems necessary and appropriate to vest in the Buyer all right, title and interest in, to and under the Purchased Assets, free and clear of all Liens, other than Permitted Liens.

(b)           Deliveries by the Buyer at the Closing. At the Closing, the Buyer shall deliver to the Seller the following:

(i)            an amount in cash equal to the Cash Consideration, by wire transfer of immediately available funds to the account designated in writing by the Seller to the Buyer at least two (2) Business Days prior to the Closing Date;

(ii)           the Bill of Sale, duly executed by the Buyer;

(iii)          the Assumption Agreement, duly executed by the Buyer;

(iv)          the Intellectual Property Assignments, duly executed by the Buyer;

(v)           the Transition Services Agreement, duly executed by the Buyer;

(vi)          the Manufacturing Agreement, duly executed by the Buyer;

(vii)         the Buyer Closing Certificate; and

(viii)        the consents, certificates and other documents required by Section 6.3, each in a form reasonably satisfactory to the Seller.

2.8           Allocation.  The Buyer and the Seller shall agree, promptly following the Closing Date, as to the allocation of the Purchase Price for Tax purposes among the Purchased Assets and the covenant not to compete (described in Section 5.20), such allocation to be made pursuant to Section 1060 of the Code and any other applicable Tax Laws (as the same may be revised pursuant to the following sentence, the “Allocation Statement”).  Except as otherwise required by Law, the Buyer and the Seller shall file all Tax Returns (such as IRS Form 8594 or any other forms or reports required to be filed pursuant to Section 1060 of the Code or any comparable provisions of Law (the “Section 1060 Forms”)) in a manner that is consistent with the Allocation Statement and refrain from taking any action inconsistent therewith and shall notify the other party if any taxing authority challenges the allocation set forth in the Allocation Statement.  The Buyer and the Seller shall cooperate in the preparation of the Section 1060 Forms and file such the Section 1060 Forms timely and in the manner required by applicable Law.  The Buyer and the Seller agree to treat any payments made pursuant to the indemnification provisions of this Agreement as an adjustment to the Purchase Price for Tax purposes.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

                The Seller represents and warrants to the Buyer that each statement contained in this Article III, subject and giving effect to the disclosure schedule accompanying this Agreement, which is attached to this Agreement and is designated therein as being the “seller disclosure schedule” (the “Seller Disclosure Schedule”), is true and correct as of the date hereof.  Each section of the Seller Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other section of the Seller Disclosure Schedule so long as the nature of the exception is readily apparent from the text of such disclosure.

3.1           Organization and Good Standing.  The Seller is a limited liability partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

3.2           Authority and Enforceability.  The Seller has the requisite power and authority to enter into this Agreement and each of the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Seller of this Agreement and each of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Seller.  This Agreement has been duly executed and delivered by the Seller and, when executed and delivered by the Seller, each of the Ancillary Agreements will be duly executed and delivered by the Seller.  Assuming due authorization, execution and delivery by the Buyer and each other party thereto, this Agreement constitutes, and, when executed and delivered by the Seller, each of the Ancillary Agreements will constitute, the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally and (b) the availability of injunctive relief and other equitable remedies.

3.3           No Conflicts; Consents.

(a)           The execution and delivery of this Agreement and the Ancillary Agreements by the Seller does not, and the consummation of the transactions contemplated hereby and thereby (in each case, with or without the giving of notice or lapse of time, or both) will not, (i) violate or conflict with the provisions of any of the Organizational Documents of the Seller, (ii) violate, breach or constitute a default under, or result in the termination, cancellation or acceleration of any term or provision of (A) the Assigned Contracts or (B) any other Contract to which the Seller or any of its Affiliates is a party or by which the Purchased Assets are bound, (iii) violate or conflict with any Law, Permit or Order applicable to the Seller on the date hereof, or (iv) result in the creation of any Liens upon any of the Purchased Assets (other than any Permitted Lien), except in the case of clause (ii)(B) where such violation, breach, default, termination, cancellation or acceleration would not reasonably be expected to have a Material Adverse Effect.

(b)           Except as set forth in Section 3.3(b) of the Seller Disclosure Schedule, no material Permit or Order of, registration, declaration or filing with, or notice to, or authorization, clearance, consent or approval of, any Governmental Entity or any other Person is required to be made or obtained by the Seller in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

3.4           Financial Data.

(a)           Section 3.4(a)(i) of the Seller Disclosure Schedule contains true and complete copies of certain historical financial data of the Business for each of the 2003 and 2004 fiscal years and the eleven periods ended November 6, 2005, including any notes related thereto (collectively, the “Financial Data”).  The Financial Data (A) has (i) in the case of the financial data related to the 2003 and 2004 fiscal years, been prepared in accordance with United Kingdom generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and under the Seller’s accounting principles, methodologies and policies set forth on Section 3.4(a)(ii) of the Seller Disclosure Schedule (the “Accounting Principles”) applied on a consistent basis throughout the periods involved (except as may be indicated on Section 3.4(a)(ii) of the Seller Disclosure Schedule) and (ii) in the case of the financial data related to the eleven periods ended November 6, 2005, been prepared in accordance with International Financial Reporting Standards (except as may be indicated in the notes thereto) and under the Accounting Principles and (B) is in all material respects consistent with the Business’ books and records.  Each item set forth in the Financial Data fairly presents in all material respects the financial information contemplated by such item as of the respective dates and for the respective periods thereof.  Notwithstanding the foregoing, the Financial Data is qualified by the fact that the Business has not been operated as a separate “stand-alone” entity within the Seller’s organization.  As a result, the Business has received certain allocated charges as specifically identified in the notes to the Financial Data.  Such charges, while believed by the Seller to be reasonable, do not necessarily reflect the amounts which would have resulted from arms-length transactions.  In addition, in order to present stand-alone financial data for the Business, a number of significant assumptions regarding the basis of presentation have been made, all of which are believed by the Seller to be reasonable.

(b)           The Seller does not make any representations or warranties with respect to any financial information for the Business delivered to the Buyer other than as specifically set forth in this Section 3.4.  The Seller makes no other representations or warranties with respect to the financial information presented in the Financial Data.

3.5           Taxes.  Except as disclosed in Section 3.5 of the Seller Disclosure Schedule, the Seller has filed or will have filed on a timely basis all material Tax Returns required to be filed by it with respect to the Business, and the Seller has or will have timely paid all such Taxes shown thereon to be due.  None of the Purchased Assets is subject to any Lien in favor of the United States pursuant to Section 6321 of the Code for nonpayment of Taxes, or any lien in favor of any state, provincial or locality pursuant to any comparable provision of state, provincial or local Law, under which transferee liability might be imposed upon the Buyer as a buyer of such Purchased Assets pursuant to Section 6323 of the Code or any comparable provision of state, provincial or local Law.

3.6           Compliance with Law.

(a)           The Business is in compliance with all Laws to which the Business is subject, except where such failure to comply would not reasonably be expected to have a Material Adverse Effect.  The Seller has not received any notice of any claim of a violation of any Law to which the Business is subject, except for such matters that would not reasonably be expected to have a Material Adverse Effect.

(b)           To Knowledge of the Seller, except as disclosed in Section 3.6(b) of the Seller Disclosure Schedule, (i) each of the Business’ products that is subject to the Federal Food Drug and Cosmetic Act (the “FFDCA”), is manufactured and sold in compliance with all applicable requirements under the FFDCA and similar laws in any domestic or foreign jurisdiction and (ii) none of the Business’ products is adulterated or misbranded within the meaning of the FFDCA or any pure food laws or ordinances of any state, province or city to which such articles are shipped or to be shipped, except in the case of clauses (i) and (ii), where such failure to comply would not reasonably be expected to have a Material Adverse Effect

3.7           Title to Purchased Assets.

(a)           The Seller has good title to, or a valid interest in, all of the Purchased Assets, free and clear of all Liens, other than Permitted Liens.  This Agreement and the instruments of transfer to be executed and delivered pursuant hereto will vest in the Buyer title to all of the Purchased Assets, free and clear of all Liens, other than Permitted Liens.

(b)           The Seller owns all Business Customer Information free and clear of all Liens, other than Permitted Liens.  Other than any rights which the Seller’s current of former customers may have in and to such Business Customer Information, no Person other than the Seller and its Affiliates possesses any rights with respect to the use of the Business Customer Information.

(c)           This Section 3.7 does not relate to Intellectual Property, such items being the subject of Section 3.8.

3.8           Intellectual Property.

(a)           Section 3.8(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of all Intellectual Property owned by the Seller or its Affiliates that (i) is used or held for use principally in connection with the conduct of the Business as currently conducted and (ii) is registered or subject to an application for registration (such scheduled Intellectual Property, the “Registered Business Intellectual Property”).

(b)           Except as set forth on Section 3.8(b) of the Seller Disclosure Schedule, all of the Registered Business Intellectual Property which is U.S. Business Intellectual Property (the “U.S. Registered Business Intellectual Property”) is valid and in full force, is in the name of the Seller and is not the subject of any cancellation or reexamination proceeding, and all necessary registration, maintenance and renewal fees required to be paid as of the date hereof have been paid, and all necessary documents required to be filed as of the date hereof have been filed, with the U.S. Patent and Trademark Office for the purposes of maintaining such registrations.  Except as set forth on Section 3.8(b) of the Seller Disclosure Schedule, there are no actions that would otherwise have to be taken by the Seller within 60 days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining any rights in any U.S. Registered Business Intellectual Property.

(c)           Except as set forth on Section 3.8(c) of the Seller Disclosure Schedule, the U.S. Business Intellectual Property constitutes all of the material intellectual property necessary for the conduct of the Business in the United States as currently conducted.  Except as set forth on Section 3.8(c) of the Seller Disclosure

Schedule, the Seller owns, is licensed or otherwise has the right to use all U.S. Business Intellectual Property.  Except as set forth on Section 3.8(c) of the Seller Disclosure Schedule, (i) the U.S. Business Intellectual Property that is owned by the Seller is held free and clear of all Liens, other than Permitted Liens; (ii) no proceedings have been instituted, are pending or, to the Knowledge of the Seller, threatened, which challenge the rights of the Seller in or the validity or enforceability of the U.S. Business Intellectual Property, and, to the Knowledge of the Seller, there is no basis for such a challenge; (iii) to the Knowledge of the Seller, neither the use of the U.S. Business Intellectual Property nor the conduct of the Business as currently conducted infringes, dilutes, misappropriates or otherwise violates in any material respect the intellectual property rights of any Person and no claim has been made, notice given, or dispute arisen to that effect; and (iv) the Seller has not made any claim of a violation, infringement, misuse or misappropriation by any Person, of their rights to, or in connection with, the U.S. Business Intellectual Property and, to the Knowledge of the Seller, there is no basis for such a claim.

(d)           Except as set forth in Section 3.8(d) of the Seller Disclosure Schedule, the Seller has not permitted or licensed any Person to use any Business Intellectual Property owned by the Seller.

(e)           The Seller has not entered into any licenses, sublicenses, consents and other agreements (whether written or otherwise), other than licenses for “off the shelf” commercially available software programs, pertaining to (i) any Intellectual Property that is material to and used in the conduct of the Business, or (ii) by which the Seller or any Affiliate licenses or otherwise authorizes a Person to use any Business Intellectual Property.

(f)            The representations and warranties contained in this Section 3.8 are the Seller’s sole representations and warranties with respect to intellectual property matters.

3.9           Absence of Certain Changes or Events.  Except as set forth in Section 3.9 of the Seller Disclosure Schedule, during the period from November 4, 2005 until the date of this Agreement, (a) the Business has been conducted, in all material respects, in the ordinary course of business consistent with past practice and (b) no event or change has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect.

3.10         Assigned Contracts.  The Seller has furnished or made available to the Buyer a true and correct copy of the Assigned Contracts.  Each of the Assigned Contracts is valid and enforceable in accordance with its terms and (i) the Seller is not (with or without the giving of notice or lapse of time, or both) in default, and, to the Knowledge of the Seller, no other party is in default under any of the Assigned Contracts, (ii) there is no written claim of default by either party in the performance, observance or fulfillment of any obligation, covenant or condition contained in any of the Assigned Contracts and (iii) no event, act or omission has occurred that (with or without the giving of notice or lapse of time, or both) would constitute a default by the Seller or, to the Knowledge of the

Seller, any other party under any of the Assigned Contracts, or would permit modification, acceleration, or termination of any of the Assigned Contracts, or result in the creation of any Lien on any of the Purchased Assets, other than a Permitted Lien, in each case, except where such default, claim, event, act or omission would not reasonably be expected to have a Material Adverse Effect.  Other than the Assigned Contracts and Contracts for the procurement of raw materials and supplies, there are no other Contracts to which the Seller is a party or by which the Seller is bound that principally relates to the operation of the Business.

3.11         Litigation; Orders.  Except as set forth on Section 3.11 of the Seller Disclosure Schedule:

(a)           There is no Action pending or, to Knowledge of the Seller,  threatened, against the Seller which (i) challenges or seeks to enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or (ii) would reasonably be expected to have a Material Adverse Effect.  There is no material unsatisfied judgment, penalty, award or Order against the Seller.

(b)           The Seller is in compliance with each Order entered, issued or rendered by any Governmental Entity to which the Seller is subject and the Seller has not received any written notice of any claim of a violation of any Order, except where such failure to comply would not reasonably be expected to have a Material Adverse Effect.

3.12         Product Liability; Product Recall.

(a)           Except as set forth in Section 3.12(a) of the Seller Disclosure Schedule, the Seller does not know nor have any reason to know of any claim in the last thirty-six (36) months based on any product liability or warranty in connection with the Business other than consumer complaints in the ordinary course of business which would not reasonably be expected to have a Material Adverse Effect.

(b)           Except as set forth in Section 3.12(b) of the Seller Disclosure Schedule, there has not been, since December 31, 2002, any product recall of any product manufactured, shipped or sold by the Business.

3.13         Customers and Suppliers.  Section 3.13(i) of the Seller Disclosure Schedule sets forth a list of the ten largest customers of the Business and the ten largest suppliers to the Business, in each case based on dollar volume during the Seller’s 2004 fiscal year.  Except as set forth in Section 3.13(ii) of the Seller Disclosure Schedule, since the start of the Seller’s 2005 fiscal year, no material and adverse change has occurred in the relationship between the Seller or any Affiliate of the Seller and customers and suppliers of the Business, taken as a whole, in each case, as it relates to the Business.  Since the start of the Seller’s 2005 fiscal year, except as set forth in Section 3.13(ii) of the Seller Disclosure Schedule, none of the customers or suppliers set forth on Section 3.13(i) of the Seller Disclosure Schedule has terminated or has provided written notice of an intention to terminate its relationship with the Business, and the Seller has not received written notice that that a material supplier of the Business will not sell a material amount of raw materials, supplies, merchandise or other goods to, or that any material customer of the Business will not purchase a material amount of the Business’ products from, the Seller on terms and conditions similar to those used in current sales to and purchases from the Business.

3.14         Brokers.  Except for fees and commissions of Winchester Capital which will be paid solely by the Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s, investment banker’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Seller or its Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

                The Buyer represents and warrants to the Seller that each statement contained in this Article IV is true and correct as of the date hereof.

4.1           Organization and Good Standing.  The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified would not reasonably be expected to materially impair or delay the ability of the Buyer to perform its obligations under this Agreement and the Ancillary Agreements and consummate the transactions contemplated hereby and thereby.

4.2           Authority and Enforceability.  The Buyer has the requisite power and authority to enter into this Agreement and each of the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Buyer of this Agreement and each of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Buyer.  This Agreement has been duly executed and delivered by the Buyer and, when executed and delivered by the Buyer, each of the Ancillary Agreements will be duly executed and delivered by the Buyer.  Assuming due authorization, execution and delivery by the Seller that is a party thereto, this Agreement constitutes, and, when executed and delivered by the Buyer, each of the Ancillary Agreements will constitute, the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally and (ii) the availability of injunctive relief and other equitable remedies.

4.3           No Conflicts; Consents.

(a)           The execution and delivery of this Agreement and the Ancillary Agreements by the Buyer does not, and the consummation of the transactions contemplated hereby and thereby (in each case, with or without the giving of notice or lapse of time, or both) will not, (i) violate or conflict with the provisions of any Organizational Document of the Buyer, (ii) violate, breach or constitute a default under , or result in the termination, cancellation or acceleration of any term or provision of any contract to which the Buyer is a party, (iii) violate or conflict with any Law, Permit or Order applicable to the Buyer on the date hereof, or (iv) result in the creation of any Liens upon any of the assets owned or used by the Buyer, except in each such case where such violation, default, conflict, default, termination, cancellation, acceleration or Lien would not, individually or in the aggregate, reasonably be expected to materially impair or delay the ability of the Buyer to perform its obligations under this Agreement and the Ancillary Agreements and consummate the transactions contemplated hereby and thereby.

(b)           Other than any notice or disclosure filing by the Buyer or B&G Foods, Inc. required under the Securities Exchange Act of 1934, as amended, or the rule of any applicable stock exchange, no material Permit or Order of, registration, declaration or filing with, or notice to, or authorization, clearance, consent or approval of, any Governmental Entity or any other Person is required to be made or obtained by the Buyer in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

4.4           Litigation.  There is no Action pending or, to the knowledge of the Buyer, threatened, against the Buyer which (a) challenges or seeks to enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or (b) individually or in the aggregate, would reasonably be expected to materially impair or delay the ability of the Buyer to perform its obligations under this Agreement and the Ancillary Agreements and consummate the transactions contemplated hereby and thereby.

4.5           Availability of Funds.  The Buyer has entered into, and provided the Seller with a true and complete copy of the Credit Agreement Amendment, pursuant to which certain of the lenders under the Buyer’s existing credit facility have agreed, subject to the terms and conditions contained therein, to provide the Buyer with debt financing in connection with the transactions contemplated by this Agreement (the “Financing”).  The proceeds of the Financing, when taken together with cash currently available to the Buyer, will be sufficient to enable the Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.  The Buyer believes that it and its Affiliates are capable of satisfying all conditions to the Financing described in the Credit Agreement Amendment that are within their exclusive control, and the Buyer has no reasonable basis for believing that the Financing described in the Credit Agreement Amendment will be materially delayed or will be unavailable.

4.6           Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s, investment banker’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of the Buyer or its Affiliate.

4.7           No Other Representations.  The Buyer acknowledges and agrees that, except as expressly set forth in this Agreement or in any certificate contemplated hereby and delivered by the Seller in connection herewith, the Seller is not making any representation or warranty whatsoever, express or implied, (i) with respect to the Business, the Purchased Assets, the Excluded Assets, the Assumed Liabilities, the Excluded Liabilities or the transactions contemplated by this Agreement or (ii) as to the accuracy or completeness of any information regarding the Business, the Purchased Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities furnished or made available to the Buyer and its representatives.  Without limiting the generality of the foregoing, the Seller makes no express or implied representation or warranty to the Buyer with respect to: (a) any projections, estimates, forecasts or budgets heretofore delivered to or made available to the Buyer of future revenues, expenses or expenditures or future results of operations; (b) except as expressly covered by a representation or warranty contained in Article III, any other information or documents (financial or otherwise) made available to the Buyer, any Affiliate thereof or their respective counsel, accountants or advisers, including in certain due diligence materials, management presentations, offering memoranda or in any other form in contemplation of the transactions contemplated by this Agreement and the Ancillary Agreements; or (c) except as expressly set forth herein, in the Transition Services Agreement or in the Manufacturing Agreement, the merchantability or fitness for a particular purpose.  With respect to any projection, estimate, forecast or budget delivered by or on behalf of the Seller, the Buyer acknowledges that: (w) there are uncertainties inherent in attempting to make such projections, estimates, forecasts or budgets; (x) it is familiar with such uncertainties; (y) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to it; and (z) it shall have no claim against the Seller with respect thereto.

ARTICLE V

COVENANTS OF THE BUYER AND THE SELLER

5.1           Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except (i) as set forth in Section 5.1 of the Seller Disclosure Schedule, (ii) as otherwise expressly contemplated by this Agreement or the Ancillary Agreements, (iii) upon prior written notice (or, to the extent prior written notice is not practicable, prompt written notice) as required by applicable Law or (iv) with the prior written consent of the Buyer (which consent shall not be unreasonably withheld or delayed), the Seller:

(a)           shall carry on the Business in a manner consistent with past practice;

(b)           shall use commercially reasonable efforts to preserve intact the Business’ material business relationships with customers, suppliers, distributors and others having business dealings with it;

(c)           shall not sell, assign, transfer, convey, lease, or otherwise dispose of, encumber or subject to a Lien, other than a Permitted Lien, any of the material Purchased Assets or Inventory, except sales of Inventory in the ordinary course of business consistent with past practice;

(d)           shall not diminish, increase or terminate promotional programs that in the aggregate are material to the Business, except in the ordinary course of business consistent with past practice;

(e)           shall not enter into, extend, modify, terminate or renew any of the Assigned Contracts;

(f)            shall not take any action inconsistent with this Agreement or the consummation of the Closing; and

(g)           shall not agree, whether in writing or otherwise, or otherwise become obligated to do any of the foregoing.

5.2           Access to Information; Notification.

(a)           The Seller shall afford to the Buyer and any lender providing financing in connection with the transactions contemplated hereby and their respective accountants, counsel and other representatives reasonable access, upon reasonable notice during normal business hours prior to the Closing, to the properties, facilities, books and records of the Business and the officers, employees, attorneys, and accountants of the Seller to discuss the business, financial condition or prospects of the Business and the Purchased Assets; provided that such access does not unreasonably disrupt the normal operations of the Seller; provided, further, that any such access shall be conducted at the Buyer’s expense and the Buyer shall not have access to any information regarding the employees of the Seller; provided, further, that such access shall comply with applicable Law.

(b)           The Seller shall notify the Buyer in writing of the existence or happening of any fact, event or occurrence which should be included in the Seller Disclosure Schedule in order to make the representations and warranties set forth in Article III true and correct in all material respects as of the Closing Date (each such additional written disclosure, a “Seller Disclosure Schedule Supplement”), it being understood and agreed that the delivery of such information shall not in any manner constitute a waiver by the Buyer of any of the conditions precedent to the Closing hereunder; provided, however, that in determining whether there is a breach of any representation or warranty contained in Article III for purposes of the indemnification to be provided by the Seller pursuant to Article VIII, such representation or warranty shall be qualified by any information provided pursuant to this Section 5.2(b), but in any event only to the extent such information relates to facts, events or circumstances first occurring after the date hereof.

5.3           Confidentiality.  The Buyer acknowledges that the information being provided to it in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements are subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference and shall continue in full force and effect and survive the Closing, except that the non-disclosure and non-use obligations of the Buyer under the Confidentiality Agreement shall terminate at the Closing with respect to information to the extent related to the Business, the Purchased Assets and the Assumed Liabilities.  If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

5.4           Support Services.  The Buyer agrees that, except as expressly provided in the Transition Services Agreement and/or the Manufacturing Agreement, as of the Closing Date, the Seller shall have no obligation to provide any support or other services to the Business.

5.5           Financing.

(a)           The Buyer shall use commercially reasonable efforts to comply with all covenants and to satisfy all conditions to the funding of the Financing described in the Credit Agreement Amendment that are in the exclusive control of Buyer and its Affiliates.  The Buyer shall keep the Seller reasonably apprised as to the status of the Financing, and shall promptly notify the Seller if it becomes aware of any fact or circumstance that the Buyer reasonably believes would materially delay the availability of the Financing for any reason or make the Financing unavailable for any reason.

(b)           The Seller shall cooperate reasonably, and shall cause its officers and employees to cooperate reasonably, in connection with the Buyer’s arrangement for the Financing, including making reasonably available, during normal business hours and in a manner that does not unreasonably interfere with the Seller’s operations, representatives and employees of the Seller and its accountants and attorneys, including for purposes of due diligence and marketing efforts related to the Financing.  The Buyer shall reimburse the Seller for the Seller’s reasonable out-of-pocket expenses, which shall be reasonably documented, incurred to comply with this Section 5.5(b).

5.6           Consents.

(a)           Prior to the Closing, the Seller and the Buyer shall cooperate with each other and shall use commercially reasonably efforts to obtain and deliver to the

Buyer on or prior to the Closing Date, where necessary, assignments and consents authorizing the transfer and assignment to the Buyer of the Purchased Assets.

(b)           To the extent that an Assigned Contracts is not assignable without the consent, waiver or approval of another Person, this Agreement shall not be deemed to constitute an assignment, an attempted assignment or an undertaking to assign such Assigned Contract if such consent, waiver or approval is not given or if such an assignment, attempted assignment or undertaking otherwise would constitute a breach thereof or cause a loss of benefits thereunder.  In the event that the transactions contemplated by this Agreement result in the termination of an Assigned Contract, the Seller shall be liable for, and shall indemnify the Buyer and hold the Buyer harmless against, any costs or expenses payable under such Assigned Contract which result from such termination.

(c)           To the extent that any such third party consent or approval is not obtained prior to the Closing, the Seller shall cooperate with the Buyer in any reasonable arrangement designed to provide the Buyer after the Closing the benefits intended to be assigned to the Buyer under the applicable Assigned Contract, including enforcement at the cost and for the account of the Buyer of any and all rights of the Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.

5.7           Public Announcements.  Neither the Buyer nor the Seller shall, nor shall any of their respective Affiliates, without the approval of the other parties, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or stock market, in which case the party required to make the release or announcement shall, to the extent practicable, allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided that each of the parties may make internal announcements to their respective employees regarding the transactions contemplated by this Agreement and the Ancillary Agreements.

5.8           Transfer Taxes.  The Buyer and the Seller shall share and pay all Transfer Taxes, on a 50/50 basis, arising out of, or in connection with, the transactions contemplated by this Agreement.  Upon the request of either party, the other party shall furnish proof of payment of a Transfer Tax.  The parties shall cooperate in filing all necessary documentation and Tax Returns with respect to such Transfer Taxes.

5.9           Bulk Sales Laws.  To the extent permitted by Law, the Buyer and the Seller hereby waive compliance by the Buyer and the Seller with the bulk sales Law and any other similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement and the Ancillary Agreements.  The Seller agrees to indemnify and hold Buyer harmless from and against any and all Losses incurred by the Buyer or any of its Affiliates as the transferee of the Purchased Assets as a result of any failure to comply with any such bulk sales Law or similar Laws with respect to the Purchased Assets.

5.10         Access to Books and Records.

(a)           The Buyer shall preserve until the sixth anniversary of the Closing Date all records possessed or to be possessed by the Buyer relating to the Business prior to the Closing.  The Buyer shall provide the Seller and its representatives with access, to the extent necessary for reasonable business purposes, and upon prior reasonable written request, during regular business hours, and provided that such access does not unreasonably disrupt the normal operations of the Buyer, to (i) the officers and employees of the Buyer and its Affiliates and (ii) the books of account and records of the Buyer and its Affiliates, but, in each case, only to the extent relating to the Business prior to the Closing, and the Seller and its representatives shall have the right to make copies of such books and records at their sole cost.  Out-of-pocket costs and expenses incurred by the Buyer in connection with this Section 5.10(a) shall be reimbursed by the Seller.

(b)           The Seller shall preserve until the sixth anniversary of the Closing Date all records possessed or to be possessed by the Seller principally relating to the Business prior to the Closing.  The Seller shall provide the Buyer and its representatives with access, to the extent necessary for reasonable business purposes, and upon prior reasonable written request, during regular business hours, and provided that such access does not unreasonably disrupt the normal operations of the Seller, to (i) the officers and employees of the Seller and its Affiliates and (ii) the books of account and records of the Seller and its Affiliates, but, in each case, only to the extent principally relating to the Business prior to the Closing, and the Buyer and its representatives shall have the right to make copies of such books and records at their sole cost.  Out-of-pocket costs and expenses incurred by the Seller in connection with this Section 5.10(a) shall be reimbursed by the Buyer.

(c)           Notwithstanding any other provision of this Section 5.10, access to or possession of any books or records or materials or information, as the case may be, may be denied to the requesting party if the providing party is advised by counsel that to grant such access or possession would reasonably be expected to violate any Law.

5.11         Solicitation of Seller’s or Buyer’s Employees.

(a)           During the one-year period following the Closing, the Buyer shall not, either alone or in conjunction with any other Person, or directly or indirectly (including through any of its present or future Affiliates), solicit for employment any persons who within the twelve (12) month period ending on the Closing Date had been an employee of the Seller; provided, however, that the foregoing provision will not prevent the Buyer from hiring any such person (i) who responds to a public advertisement placed by the Buyer or any of its Affiliates, (ii) who has not been employed by the Seller during the preceding six (6) months or (iii) who has been terminated by the Seller.

(b)           During the one-year period following the Closing, the Seller shall not, either alone or in conjunction with any other Person, or directly or indirectly (including through any of its present or future Affiliates), solicit for employment any persons who within the twelve (12) month period ending on the Closing Date had been an employee of the Buyer; provided, however, that the foregoing provision will not prevent the Seller from hiring any such person (i) who responds to a public advertisement placed by the Seller or any of its Affiliates, (ii) who has not been employed by the Buyer during the preceding six (6) months or (iii) who has been terminated by the Buyer.

(c)           Each party agrees that a monetary remedy for a breach of the agreements set forth in this Section 5.11 will be inadequate and impracticable and further agree that such a breach would cause irreparable harm, and that the non-breaching party shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.  In the event of such a breach, the breaching party agrees that the non-breaching party shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions as a court of competent jurisdiction shall determine.

(d)           If any of the provisions of this Section 5.11 is invalid in part, it shall be curtailed, as to time, location or scope, to the minimum extent required for its validity under the laws of the United States and shall be binding and enforceable with respect to the Buyer and the Seller as so curtailed.

5.12         Prohibited Activities.  Until the Closing Date, the Buyer shall not, and shall not knowingly permit, instruct or encourage its employees, agents or representatives to, provide, furnish or formally announce any incentive to any customer of the Business intended to reduce or defer such customer’s purchases of product from the Seller, whether by means of any agreement, arrangement, understanding or promotion.  Except for customary holiday season promotional activities consistent with past practice and the price increase contemplated for 2006 which has previously been announced by the Seller to certain of the customers of the Business and disclosed by the Seller to the Buyer, until the Closing Date, the Seller shall not, and shall not knowingly permit, instruct or encourage its employees, agents or representatives to, other than in the ordinary course of business consistent with past practice, provide, furnish or formally announce any incentive to any customer of the Business intended to increase or accelerate such customer’s purchases of product from the Seller prior to the Closing Date in lieu of purchases that would otherwise reasonably be expected to be made following the Closing Date, whether by means of any agreement, arrangement, understanding or promotion.

5.13         Consumer Claims and Complaints.  The parties shall assure that their respective consumer affairs departments cooperate and assist each other to assure the expeditious handling of consumer claims and complaints.

5.14         Promotion/Pricing Allowance.

(a)           In the event that customers of the Business bill or make a deduction against the Buyer’s otherwise valid invoices, for promotion or pricing allowances (such as slotting allowances, retailer or distributor ads, store display allowances and similar items (other than returns)) applicable to the Business prior to Closing or to any of the Seller’s (or its Affiliate’s) businesses other than the Business, the Buyer will forward on a weekly basis by the following Tuesday such bill or evidence of such deduction (the “Seller’s Deductions”) to the Seller for payment by the Seller.

(b)           In the event that customers of the Business bill the Seller (or its Affiliates) or make a deduction against the Seller’s (or its Affiliates’) otherwise valid invoices for promotion or pricing allowances applicable to the Business as conducted from and after the Closing or for returns in the ordinary course of business consistent with past practice of the Business’ products received after the Closing Date for products sold prior to the Closing Date or for returns of the Business’ products received after the Closing Date for products sold on or after the Closing Date, the Seller will forward on a weekly basis by the following Tuesday such bill or evidence of such deduction (the “Buyer’s Deductions”) to the Buyer for payment by the Buyer.

(c)           A representative of each of the Seller and the Buyer will coordinate the cash settlement process netting the Buyer’s Deductions against the Seller’s Deductions.  Proper documentation will be required in each case.  If the Buyer’s Deductions are greater than the Seller’s Deductions in any week, the Buyer will transfer cash to the Seller by Thursday of that week.  If the Seller’s Deductions are greater than the Buyer’s Deductions in any week, the Seller will transfer cash to the Buyer by Thursday of that week.  Any minor discrepancies found during that week’s settlement will be resolved by the following week’s cash settlement.  A ten percent (10%) annual percentage interest rate will be applied to deductions for both parties, commencing on the date the invalid deduction was taken against an otherwise valid invoice and ending on the date that the cash settlement invoice is passed to the appropriate party.  At such time that the weekly net cash settlements are consistently no longer material, the Seller and Buyer will agree by mutual consent to waive the application of an interest rate.

5.15         Administration of Accounts and Related Matters; Customer Inquiries.

(a)           All payments and reimbursements received by the Seller or any of its Affiliates after the Closing related to or arising out of the Business or the Purchased Assets after the Closing, or any of the Business’ finished goods Inventory that is returned to the Seller or any of its Affiliates, shall be held by such person in trust for the benefit of the Buyer and, immediately upon receipt by such Person of any such payment, reimbursement or inventory, such Person shall pay over to the Buyer the amount of such payment or reimbursement or deliver to the Buyer such finished goods Inventory without right of set off.

(b)           All payments and reimbursements received by the Buyer or any of its Affiliates after the Closing related to or arising out of the Excluded Assets or Excluded Liabilities shall be held by such Person in trust for the benefit of the Seller and, immediately upon receipt by such person of any such payment or reimbursement, such Person shall pay over to the Seller the amount of such payment or reimbursement without right of set off.

(c)           The Seller covenants and agrees that it will promptly forward to the Buyer any mail (physical, electronic or otherwise), facsimile or telephone inquiries of actual or potential clients, customers, suppliers and vendors of or relating to the Business, including customer orders.

5.16         Termination of Broker Agreements.  On or prior to the Closing, the Seller will send all notices (which notices shall be subject to prior review by the Buyer) required to cause the termination of the portion of all of the broker agreements related to the Business entered into by it or its Affiliates.  Notwithstanding the foregoing, the Buyer and the Seller agree that (a) the timing of the actual termination of the portion of such broker agreements related to the Business will occur pursuant to the terms of such broker agreements, (b) the Seller shall be liable for, and shall indemnify Buyer and hold Buyer harmless against, any liabilities, damages, costs or expenses resulting from any such termination and (c) the Buyer shall be responsible and pay for any commissions incurred under such broker agreements for sales by the Buyer or the Business on or after the Closing Date.  The commission schedules and termination notice requirements for the portion of each of the broker agreements related to the Business are set forth on Section 5.16 of the Seller Disclosure Schedule.  Promptly following delivery of the foregoing termination notices, the Seller shall deliver to the Buyer a schedule of termination dates for the portion of each of the broker agreements set forth on Section 5.16 of the Seller Disclosure Schedule.

5.17         Packaging Materials and Supplies.  The Seller hereby consents to the use and depletion by the Buyer after the Closing Date of those on-hand packaging materials and inventories included in the existing Inventory as of the Closing Date which bear the name and/or corporate logo of the Seller and/or its Affiliates.  If the Buyer elects to use such on-hand packaging materials, the Buyer shall use such on-hand packaging materials on a first-use basis (in preference to any other packaging materials) so as to exhaust such on-hand packaging materials as soon as possible after the Closing Date.

5.18         Further Assurances.  Each of the Buyer and the Seller shall execute such documents and other instruments and take such further actions as may reasonably be required or desirable to carry out the provisions hereof and consummate the transactions contemplated by this Agreement.  Upon the terms and subject to the conditions hereof, each of the Buyer and the Seller shall use its respective commercially reasonable efforts to (a) take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable to consummate the transactions contemplated by this Agreement as promptly as practicable, and (b) obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

5.19         Exclusivity.  The Seller has been in negotiations with other parties concerning a possible sale of the Business and the Purchased Assets and such other parties have obtained certain information relating thereto.  The Seller agrees to immediately terminate, and to cause its Affiliates and its and their respective representatives, agents, officers, employees, attorneys and accountants to terminate, all existing negotiations or activities with any party other than the Buyer, its Affiliates and their respective representatives, agents, officers, employees, attorneys and accountants concerning the sale of all or any part of the Business or the Purchased Assets.  From the date of this Agreement until the earlier of (a) the termination of this Agreement pursuant to Section 7.1 and (b) the Closing, (i) the Seller agrees not to, and agrees to cause its Affiliates and its and their respective representatives, agents, officers, employees, attorneys and accountants not to, directly or indirectly, solicit, negotiate or enter into other substantive discussions with any party other than the Buyer, its Affiliates and their respective representatives, agents, officers, employees, attorneys and accountants relating to the sale of all or any part of the Business or the Purchased Assets and (ii) the Seller agrees not to provide this Agreement or any financial or operating information relating to the Businesses or the Purchased Assets to any party other than Buyer, its Affiliates and their respective representatives, agents, officers, employees, attorneys and accountants, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or stock market, in which the Seller shall, to the extent practicable, allow the Buyer reasonable time to comment on such release or announcement in advance of such issuance.  Each party agrees that a monetary remedy for a breach of the agreements set forth in this Section 5.19 will be inadequate and impracticable and further agree that such a breach would cause irreparable harm, and that the Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.  In the event of such a breach, the Seller agrees that the Buyer shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions as a court of competent jurisdiction shall determine.

5.20         Non-Competition; Confidentiality.

(a)           The Seller hereby agrees that for the period commencing on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, neither the Seller nor its Affiliates shall participate or engage, directly or indirectly, in the manufacturing (except as contemplated by this Agreement and the Manufacturing Agreement), marketing or selling molasses products anywhere in the world (the “Restricted Business”).  Notwithstanding the foregoing, (i) ownership of stock or other equity interests of any Person shall not be deemed a violation of this Section 5.20 so long as the Seller and its Affiliates collectively do not own more than an aggregate of five percent (5%) of the voting stock or other equity interests of such Person, (ii) the acquisition by the Seller or any of its Affiliates of any equity or other interest in any entity that engages, directly or indirectly, in the Restricted Business (a “Restricted Person”) shall not be deemed a violation of this Section 5.20 so long as the annual revenue of such Restricted Person derived from the Restricted Business does not exceed twenty percent (20%) of the total annual revenue of such Restricted Person and (iii) the direct or indirect acquisition of the Seller or any of its Affiliates by a Restricted Person shall not be deemed a violation of this Section 5. .20.

(b)           The Seller shall not (and shall cause its Subsidiaries and Affiliates not to) directly or indirectly, divulge to any Person, or use for its own benefit (except to the extent used prior to the date hereof in its businesses other than the Business), any trade secrets, proprietary information and any other confidential information exclusively related to the Business, the Purchased Assets, customers or any data or statistical information of the Business, except to the extent that such information (i) is in or enters the public domain through no fault of the Seller or any of its Subsidiaries or Affiliates or (b) is lawfully acquired by the Seller or any of its Subsidiaries or Affiliates after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.

(c)           Each party agrees that a monetary remedy for a breach of the agreements set forth in this Section 5.20 will be inadequate and impracticable and further agree that such a breach would cause irreparable harm, and that the non-breaching party shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.  In the event of such a breach, the breaching party agrees that the non-breaching party shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions as a court of competent jurisdiction shall determine.

(d)           If any of the provisions of this Section 5.20 is invalid in part, it shall be curtailed, as to time, location or scope, to the minimum extent required for its validity under applicable law and shall be binding and enforceable with respect to the Buyer and the Seller as so curtailed.

5.21         Notices Prior to Closing.  Prior to the Closing, the Seller and the Buyer shall give prompt written notice to the other of (a) any breach or default by such party of any of its representations, warranties, covenants or agreements hereunder, (b) any written notice from any third party alleging that the consent of such third party is or may be required in connection with, or otherwise challenging, the transactions contemplated by this Agreement and (iii) any written notice from any Governmental Entity in connection with the transactions contemplated by this Agreement.  Prior to the Closing, the Seller shall give prompt written notice to the Buyer if the Seller receives any written notice from a material supplier of the Business that it will not sell raw materials, supplies, merchandise or other goods to, or that any material customer of the Business will not purchase products from, the Buyer or the Buyer’s Affiliates after the Closing Date.

5.22         Financial Information Cooperation.  From and after the date hereof, the Seller shall reasonably cooperate with the Buyer in the Buyer’s preparation, review and audit of any financial statements and other financial information regarding the Business that may be required to be included in the financial reports and other public disclosures of the Buyer’s parent, B&G Foods, Inc., pursuant to Regulations S-X and S-K promulgated under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, in connection with the transaction contemplated hereby; provided that such cooperation shall not unreasonably disrupt the normal operations of the Buyer.  Such cooperation shall include the execution and delivery of a customary representation letter to the accounting firm responsible for reviewing and auditing such financial statements.  The accounting firm responsible for the review and audit of such financial statements shall be selected by the Buyer.  All costs and expenses incurred in connection with the preparation, review and audit of the financial statements and financial information contemplated by this Section shall be paid by the Buyer.

5.23         Assigned Equipment.

(a)           In accordance with Section 2.1, the Assigned Equipment shall be the property of the Buyer immediately following the Closing.  The Buyer agrees to allow the Seller to utilize and operate the Assigned Equipment in connection with the Seller’s performance of its obligations under the Manufacturing Agreement; provided that the Seller shall be required to utilize and operate the Assigned Equipment in the ordinary course of business with the same standard of care as the Seller utilized and operated the Assigned Equipment prior to the Closing and in accordance with its obligations under the Manufacturing Agreement.  Subject to the foregoing, the Seller shall not be liable to the Buyer for any damage or loss to the Assigned Equipment (other than non-extraordinary repairs in the ordinary course of Business).

(b)           As soon as reasonably practicable after the expiration, termination or cancellation of the Manufacturing Agreement (and in any event within 30 days following such expiration, termination or cancellation), the Seller shall disassemble, package, and remove the Assigned Equipment from the Seller’s facilities, which disassembly, packaging and removal will be at the Buyer’s sole cost, risk and expense; provided that (i) prior to such disassembly, packaging and removal the Seller shall discuss with the Buyer the appropriate methods for such disassembly, packaging and removal and (ii) the costs and expenses incurred by the Seller for such disassembly, packaging and removal shall be reasonable.  The Seller agrees to then make the Assigned Equipment available for pickup by the Buyer at the Seller’s facilities and to allow the Buyer reasonable access to the Assigned Equipment (for the above purpose) during normal business hours and upon reasonable notice.  The Buyer shall be responsible for any reasonable repairs of any material damage caused to the Seller’s facility by the removal of the Assigned Equipment, it being understood that the Buyer shall not liable for incidental damages related thereto, such as holes from removed screws, disconnected waterlines, etc.

ARTICLE VI
CONDITIONS TO CLOSING

6.1           Conditions to Obligations of the Buyer and the Seller.  The obligations of the Buyer and the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)           No temporary restraining order, preliminary or permanent injunction or other Order and no Action shall be in effect or have been instituted enjoining, prohibiting or seeking to enjoin, prohibit or otherwise prevent the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

(b)           No Law shall have been enacted or shall be deemed applicable to the transactions contemplated by this Agreement which makes the consummation of such transactions illegal.

6.2           Conditions to Obligation of the Buyer.  The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by the Buyer in its sole discretion) of the following further conditions:

(a)           Each of the representations and warranties of the Seller set forth in this Agreement that is qualified by materiality shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date (in each case, without giving effect to any Seller Disclosure Schedule Supplement), except (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date and (ii) for changes explicitly contemplated by this Agreement.

(b)           The Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with at or prior to the Closing Date.

(c)           During the period from the date of this Agreement until the Closing, no event has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect.

(d)           The Buyer shall have received a certificate dated the Closing Date signed on behalf of the Seller by an officer of the Seller to the effect that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied (the “Seller Closing Certificate”).

(e)           The Buyer shall have received the proceeds of the Financing in accordance with the terms of the Credit Agreement Amendment or otherwise on terms acceptable to the Buyer.

(f)            The consents (if any) listed on Section 6.2(f) of the Seller Disclosure Schedule hereto shall have been obtained in form and substance reasonably satisfactory to the Buyer.

(g)           The Seller shall have executed and delivered to the Buyer all agreements and other documents required to be executed and delivered by the Seller to the Buyer pursuant to Section 2.7(a).

6.3           Conditions to Obligation of the Seller.  The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by the Seller in its sole discretion) of the following further conditions:

(a)           Each of the representations and warranties of the Buyer set forth in this Agreement that is qualified by materiality shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, (ii) for changes explicitly contemplated by this Agreement, or (iii) for circumstances under which the breach of the representation or warranty would not reasonably be expected to materially impair or delay the ability of the Buyer to perform its obligations under this Agreement and the Ancillary Agreements and consummate the transactions contemplated hereby and thereby.

(b)           The Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with at or prior to the Closing Date.

(c)           The Seller shall have received a certificate dated the Closing Date signed on behalf of the Buyer by an officer of the Buyer to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied (the “Buyer Closing Certificate”).

(d)           The Buyer shall have executed and delivered to the Seller all agreements and other documents required to be executed and delivered by the Buyer to the Seller pursuant to Section 2.7(b).

ARTICLE VII

TERMINATION

7.1           Termination.

(a)           This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(i)            by mutual written consent of the Buyer and the Seller;

(ii)           by the Buyer or the Seller if the Closing does not occur on or before January 6, 2005; provided that the right to terminate this Agreement under this clause (ii) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(iii)          by the Buyer (provided that the Buyer is not in breach of any of the representations, warranties, covenants or other agreements contained herein) if (A) there has been a breach by the Seller of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of the Seller shall have become untrue, in either case such that the conditions set forth in Sections 6.2(a), 6.2(b) or 6.2(c) would not be satisfied, and (B) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given to the Seller by the Buyer;

(iv)          by the Seller (provided that the Seller is not in breach of any of the representations, warranties, covenants or other agreements contained herein) if (A) there has been a breach by the Buyer of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of the Buyer shall have become untrue, in either case such that the conditions set forth in Sections 6.3(a) or 6.3(b) would not be satisfied, and (B) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given to the Buyer by the Seller;

(v)           by the Buyer or the Seller if a Governmental Entity shall have issued an Order or taken any other Action, in any case having the effect of restraining, enjoining or otherwise prohibiting, or attempting to restrain, enjoin or otherwise prohibit, the transactions contemplated by this Agreement.

(b)           The party desiring to terminate this Agreement pursuant to Section 7.1(a)(ii), (iii), (iv) or (v) shall give written notice of such termination to the other party hereto.

7.2           Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Buyer or Seller or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 7.3; provided that the provisions of Sections 5.3 (Confidentiality), 5.7 (Public Announcements), 7.2 (Effect of Termination) and 7.3 (Remedies) and Article IX of this Agreement shall remain in full force and effect and survive any termination of this Agreement and (b) such termination shall relieve each party to this Agreement from all violations of this Agreement that occurred prior to such termination other than as provided in Section 7.3.

7.3           Remedies. Any party terminating this Agreement pursuant to Section 7.1 shall have the right to recover damages sustained by such party as a result of any willful breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or fraud or willful misrepresentation; provided, however, that the party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other party to terminate the Agreement under Section 7.1.

ARTICLE VIII

INDEMNIFICATION

8.1           Survival.

(a)           All representations and warranties contained in this Agreement, the Ancillary Agreements or in any Schedule, Exhibit or certificate delivered pursuant to this Agreement or the Ancillary Agreements shall survive the Closing for a period of eighteen (18) months following the Closing Date, except that the representations and warranties in Sections 3.2, 3.14, 4.2 and 4.6 shall survive the Closing Date in perpetuity.

(b)           All covenants and agreements contained in this Agreement shall survive the Closing Date in perpetuity and shall remain in full force and effect, except that in the case of any covenant or agreement that by its terms terminates on a specific date, such covenant or agreement shall survive until sixty (60) days following the expiration of any applicable statute of limitations.

(c)           The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period”.  In the event notice of claim for indemnification under Section 8.2 or 8.3 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim shall survive with respect to such claim only until such claim is finally resolved.

8.2           Indemnification by the Seller.

(a)           Subject to the limitations set forth in this Article VIII, the Seller shall indemnify and defend the Buyer and its Affiliates and their respective stockholders,

members, managers, officers, directors, employees, agents, successors and assigns (the “Buyer Indemnitees”) against, and shall hold the Buyer Indemnitees harmless from, any loss, liability, claim, charge, action, suit, proceeding, assessed interest, penalty, damage, Tax or expense, including reasonable legal fees and expenses (collectively, “Losses”) resulting from, arising out of, or incurred by the Buyer Indemnitees in connection with, or otherwise with respect to (i) any breach of any representation, warranty, covenant or agreement of the Seller contained in this Agreement or any of the Ancillary Agreements and (ii) any Excluded Liability.

(b)           The Seller shall not be liable for any Loss or Losses (other than Losses resulting from, arising out of, or incurred by the Buyer Indemnitee in connection with, or otherwise with respect to any Excluded Liability) (i) unless the claim for such Loss or Losses is brought within the Applicable Survival Period, (ii) unless and until the amount of Losses arising from any single event, or a series of related events, exceeds $10,000 (the “Covered Losses”) and (iii) unless and until the aggregate amount of all Covered Losses incurred by the Buyer Indemnitees exceeds 1% of the Cash Consideration (the “Deductible”), and then only to the extent that such Covered Losses exceed the Deductible; provided that, except as provided in Section 8.2(c), the cumulative indemnification obligation of the Seller under this Article VIII shall in no event exceed 25% of the amount of the Cash Consideration.

(c)           Notwithstanding anything to the contrary set forth herein, no limitation on the indemnification obligations set forth in this Section 8.2 shall apply to any breach of representations or warranties made in Sections 3.1, 3.2, 3.7(a) or 3.14; provided that that the cumulative indemnification obligation of the Seller under this Article VIII (including any breach of representations or warranties made in Sections 3.1, 3.2, 3.7(a) or 3.14) shall in no event exceed the amount of the Cash Consideration.

(d)           In addition to the limitations set forth in Sections 8.2(b), the Seller shall not be obligated to indemnify the Buyer Indemnitees with respect to (i) any item disclosed in the Seller Disclosure Schedule or in any Seller Disclosure Schedule Supplement to the extent provided in Section 5.2(b), (ii) any covenant or condition waived in writing by the Buyer on or prior to the Closing or (iii) any indirect, special, incidental, consequential or punitive damages (except to the extent any of the foregoing damages are included in an award to a third party or Governmental Entity).

(e)           The Buyer acknowledges and agrees that, should the Closing occur, the sole and exclusive remedy of the Buyer Indemnitees with respect to any and all matters arising out of, relating to or connected with this Agreement, the Business, the Purchased Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities (other than claims of, or causes of action arising from, fraud or actions for specific performance or injunctive relief) shall be pursuant to the indemnification provisions set forth in this Article VIII.

8.3           Indemnification by the Buyer.

(a)           Subject to the limitations set forth in this Article VIII, the Buyer shall indemnify and defend the Seller, its Affiliates and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Seller Indemnitees”) against, and shall hold the Seller Indemnitees harmless from, any Loss resulting from, arising out of, or incurred by the Seller Indemnitees in connection with, or otherwise with respect to (i) any breach of any representation, warranty, covenant or agreement of the Buyer contained in this Agreement or any of the Ancillary Agreements and (ii) any Assumed Liabilities.

(b)           The Buyer shall not be liable for any Loss or Losses (other than Losses resulting from, arising out of, or incurred by the Seller Indemnitee in connection with, or otherwise with respect to any Assumed Liability) (i) unless the claim for such Loss or Losses is brought within the Applicable Survival Period, (ii) unless and until the amount of Losses arising from any single event, or a series of related events, exceeds $10,000 (the “Buyer Covered Losses”) and (iii) unless and until the aggregate amount of all Covered Losses incurred by the Buyer Indemnitees exceeds 1% of the Cash Consideration (the “Buyer Deductible”), and then only to the extent that such Buyer Covered Losses exceed the Buyer Deductible; provided that, except as provided in Section 8.3(c), the cumulative indemnification obligation of the Buyer under this Article VIII shall in no event exceed 25% of the amount of the Cash Consideration.

(c)           Notwithstanding anything to the contrary set forth herein, no limitation on the indemnification obligations set forth in this Section 8.3 shall apply to any breach of representations or warranties made in Sections 4.1, 4.2 or 4.6; provided that that the cumulative indemnification obligation of the Buyer under this Article VIII (including any breach of representations or warranties made in Sections 4.1, 4.2 or 4.6) shall in no event exceed the amount of the Cash Consideration.

(d)           In addition to the limitations set forth in Sections 8.3(b), the Buyer shall not be obligated to indemnify the Seller Indemnitees with respect to (i) any covenant or condition waived in writing by the Seller on or prior to the Closing or (ii) any indirect, special, incidental, consequential or punitive damages (except to the extent any of the foregoing damages are included in an award to a third party or Governmental Entity).

(e)           The Seller acknowledges and agrees that, should the Closing occur, the sole and exclusive remedy of the Seller Indemnitees with respect to any and all matters arising out of, relating to or connected with this Agreement, the Business, the Purchased Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities (other than claims of, or causes of action arising from, fraud or actions for specific performance or injunctive relief) shall be pursuant to the indemnification provisions set forth in this Article VIII.

8.4           Indemnification Procedure for Third Party Claims.

(a)           In the event that any claim or demand, or other circumstance or state of facts which could give rise to any claim or demand, for which an Indemnitor may be liable to an Indemnitee hereunder is asserted or sought to be collected by a third party (a “Third Party Claim”), the Indemnitee shall as soon as practicable notify the Indemnitor in writing of such Third Party Claim (a “Notice of Claim”).  Failure or delay in notifying the Indemnitor will not relieve the Indemnitor of any Liability it may have to the Indemnitee, except and only to the extent that such failure or delay causes actual harm to the Indemnitor with respect to such Third Party Claim.  The Notice of Claim shall (i) state that the Indemnitee has paid, incurred or accrued Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid, incurred or accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant, breach of agreement or other claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder. The Indemnitee shall enclose with the Notice of Claim a copy of all papers served with respect to such Third Party Claim, if any, and any other documents evidencing such Third Party Claim.

(b)           The Indemnitor will have 30 days from the date on which the Indemnitor received the Notice of Claim to notify the Indemnitee that the Indemnitor desires to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third Party Defense”).  If the Indemnitor assumes the Third Party Defense in accordance herewith, (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim but the Indemnitor shall control the investigation, defense and settlement thereof, (ii) the Indemnitee will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor and (iii) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement provides for equitable relief without the prior written consent of the Indemnitee or any monetary liability of the Indemnitee that will not be paid or reimbursed by the Indemnitor (other than the Deductible or the Buyer Deductible, as applicable).  The parties will use commercially reasonable efforts to minimize Losses from Third Party Claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims.  The parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto.  Whether or not the Indemnitor has assumed the Third Party Defense, such Indemnitor will not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent.

(c)           If the Indemnitor does not assume the Third Party Defense within 30 days of receipt of the Notice of Claim, the Indemnitee will be entitled to assume the Third Party Defense, at its sole cost and expense (or, if it is finally determined that the Indemnitee incurred a Loss with respect to the matter in question for which the Indemnitee is entitled to indemnification pursuant to Section 8.2 or 8.3, as applicable, at the expense of the Indemnitor) upon delivery of notice to such effect to the Indemnitor; provided that the Indemnitor shall have the right to participate in the Third Party Defense at its sole cost and expense, but the Indemnitee shall control the investigation, defense and settlement thereof.

(d)           To the extent the Indemnitor or the Indemnitee elects or is entitled, as the case may be, to direct, control or participate in the defense or settlement of any Third Party Claim, the other party shall, subject to the receipt of a reasonable confidentiality agreement, give to such controlling party and its counsel reasonable access to, during normal business hours and upon reasonable prior written notice, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of such other party.

8.5           Indemnification Procedures for Non-Third Party Claims.  The Indemnitee will notify the Indemnitor in writing promptly of its discovery of any matter with respect to which indemnification may be sought pursuant to this Article VIII that does not involve a Third Party Claim, such notice to contain the information set forth in the following sentence.  Failure or delay in notifying the Indemnitor will not relieve the Indemnitor of any Liability it may have to the Indemnitee, except and only to the extent that such failure or delay causes actual harm to the Indemnitor with respect to such claim.  The Notice of Claim shall (i) state that the Indemnitee has paid, incurred or accrued Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid, incurred or accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant, breach of agreement or other claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder.  In the event that the Indemnitor does not notify the Indemnitee that it accepts or disputes such claim within 30 days from receipt of such Notice of Claim, the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to it under this Agreement.

8.6           Calculation of Indemnity Payments.

(a)           The amount of Losses payable under this Article VIII by the Indemnitor shall be reduced by any and all amounts recovered by the Indemnitee under applicable insurance policies or from any other Person alleged to be responsible therefor.  If the Indemnitee receives any amounts under applicable insurance policies or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnitor, then such Indemnitee shall (unless such amounts were taken into account in calculating such Losses) promptly reimburse the Indemnitor for any payment made or expense incurred by such Indemnitor in connection with providing such indemnification up to the amount received by the Indemnitee, net of any expenses incurred by such Indemnitee in collecting such amount.

(b)           The amount of Losses incurred by an Indemnitee shall be reduced to take account of any net Tax benefit actually realized by the Indemnitee arising from the incurrence or payment of any such indemnified amount.

(c)           Solely for purposes of calculating the amount of Losses incurred arising out of or relating to any breach of a representation or warranty (and not for purposes of determining whether or not a breach has occurred), the references to “Material Adverse Effect” or other materiality qualifications (or correlative terms), including as expressed in accounting concepts, shall be disregarded.

8.7           Characterization of Indemnification Payments.  Except as otherwise required by applicable law, the parties shall treat any indemnification payment made hereunder as an adjustment to the Purchase Price.

ARTICLE IX

MISCELLANEOUS

9.1           Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date received if personally delivered, (b) on the date delivered by a private courier as established by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day, or (d) upon receipt if sent by certified or registered mail, return receipt requested, postage prepaid.  Such communications, to be valid, must be addressed as follows:

If to the Buyer, to:

Bloch & Guggenheimer, Inc.

c/o B&G Foods, Inc.

Four Gatehall Drive, Suite 110

Parsippany, NJ 07054

Attn:   Scott E. Lerner

Vice President and General Counsel

Facsimile:  973-630-6550

With a required copy to:

Dechert LLP

30 Rockefeller Plaza

New York, NY 10112

Attn:  Glyndwr P. Lobo

Facsimile:  212-698-3599

If to the Seller, to:

Mott’s LLP

c/o Dr Pepper/Seven Up, Inc.

5301 Legacy Drive

Plano, Texas 75024

Attn: General Counsel

Facsimile: 972-673-8130

With a required copy to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

Attn:  Charles Engros

Facsimile:  212-309-6001

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).  If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

9.2           Amendments and Waivers.

(a)           Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)           No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

(c)           No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9.3           Expenses.  Except as otherwise provided in this Agreement (including Section 5.8), each party shall bear its own costs and expenses in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement and the Ancillary Agreements are consummated.  Notwithstanding the foregoing, the Buyer shall be responsible for all filing and other fees related to filing any assignment, registration or other documentation for the transfer of the Business Intellectual Property.

9.4           Successors and Assigns.  This Agreement may not be assigned by either party hereto without the prior written consent of the other party, except that the Buyer may, without receiving the prior written consent of the Seller but subject to the Buyer providing written notice of such assignment to the Seller, assign its rights or obligations hereunder in whole or in part (i) to any of its Affiliates and (ii) through a collateral assignment to any lender providing financing in connection with the transactions contemplated by this Agreement, provided that, without the prior written consent of the Seller, no such assignment shall release the Buyer from its obligations hereunder.  Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

9.5           Governing Law.  This Agreement and the exhibits and schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of New York, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

9.6           Consent to Jurisdiction.  Each party hereto irrevocably submits to the exclusive jurisdiction of any state or federal court located within the County of New York in the State of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby, and agrees to commence any such action, suit or proceeding only in such courts.  Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth herein shall be effective service of process for any such action, suit or proceeding.  Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE)

ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.7           Counterparts.  This Agreement may be executed in counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. The parties agree that the delivery of this Agreement, and the delivery of the Ancillary Agreements and any other agreements and documents at the Closing, may be effected by means of an exchange of facsimile signatures.

9.8           No Third Party Beneficiaries.  No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, that the Buyer Indemnitees and Seller Indemnitees are intended third party beneficiaries of Sections 8.2 and 8.3, respectively.

9.9           Entire Agreement.  This Agreement, the Ancillary Agreements, the Schedules and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the parties hereto with respect to the transactions contemplated by this Agreement. All Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.  Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.

9.10         Captions.  All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

9.11         Severability.  Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.12         Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

SELLER:

MOTT’S LLP

By:	/s/ David A. Gerics
Name: David A. Gerics
Title: Senior Vice President

BUYER:

BLOCH & GUGGENHEIMER, INC.

By:	/s/ Robert C. Cantwell
Name: Robert C. Cantwell
Title: Executive Vice President of Finance

[Signature Page to Asset Purchase Agreement]